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                                                                EXHIBIT 99.10(B)

                                                     September 10, 1993

The New England Funds
399 Boylston Street
Boston, Massachusetts  02116

Gentlemen:

         You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest, without par value ("Shares"), of (1) Classes A and B of each of your TNE Value Fund, TNE Balanced Fund, TNE Global Government Fund, TNE Bond Income Fund, TNE Tax Exempt Income Fund and TNE Capital Growth Fund series and Classes, A, B and C of your TNE International Equity Fund series (each such series, a "Multi-Class Series") and (2) Classes A and B of each of your TNE Growth Fund and TNE Government Securities Fund series, all at not less than net asset value.

         We have examined (1) an executed copy of your Amended and Restated Agreement and Declaration of Trust dated January 24, 1992 (the "Declaration of Trust") and Amendments Nos. 1, 2 and 3 thereto on file in the office of the Secretary of State of The Commonwealth of Massachusetts, and (2) a copy of Amendments Nos. 4 and 5 to the Declaration of Trust ("Amendment No. 4" and "Amendment No. 5," respectively), in form for execution by your trustees. We are familiar with the action taken by your trustees to authorize the issue and sale to the public from time to time of authorized and unissued Shares. We have also examined a copy of your By-Laws and such other documents as we have deemed necessary for the purpose of this opinion. We have assumed that Amendment No. 3 to the Declaration of Trust has been authorized by vote of a majority of the Shares of each of your TNE Value Fund, TNE Balanced Fund, TNE Global Government Fund, TNE Bond Income Fund and TNE Tax Exempt Income Fund series.

         Based on the foregoing, we are of the opinion that:

         1. The beneficial interest of each Multi-Class Series except your TNE International Equity Fund series is divided into an unlimited number of Shares, consisting of an unlimited number of Shares of each of Class A and Class B.

         2. The beneficial interest of your TNE International Equity Fund Series is divided into an unlimited number of Shares, consisting of an unlimited number of Shares of each of Class A, Class B and Class C.

         3. The issue and sale of the authorized but unissued Class A and Class B Shares of each Multi-Class Series, and the issue and sale of the authorized but unissued Class C shares of your TNE International Equity Fund series, has been duly authorized under Massachusetts law. Upon the original issue and sale of any of such authorized but unissued Shares and upon receipt by The New England Funds (the "Trust") of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         4. The beneficial interest of your TNE Growth Fund series is divided into an unlimited number of Shares. Upon the authorization by a majority of the Shares of your TNE Growth Fund series of Amendment No. 5, the execution of Amendment No. 5 by a majority of your then trustees and the filing of Amendment No. 5 with the Secretary of State of The Commonwealth of Massachusetts, (A) the beneficial interest of your TNE Growth Fund series will consist of an unlimited number of shares of each of Class A and Class B, (B) the issue and sale of such authorized but unissued Class A and Class B Shares will have been duly authorized under Massachusetts law and
              (C) upon the original issue and sale of any of such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         5. The beneficial interest of your TNE Growth Fund series is divided into an unlimited number of Shares. Upon the authorization by a majority of the Shares of your TNE Growth Fund series of Amendment No. 5, the execution of Amendment No. 5 by a majority of your then trustees and the filing of Amendment No. 5 with the Secretary of State of The Commonwealth of Massachusetts, (A) the beneficial interest of your TNE Growth Fund series will consist of an unlimited number of shares of each of Class A and Class B, (B) the issue and sale of such authorized but unissued Class A and Class B Shares will have been duly authorized under Massachusetts law and
              (C) upon the original issue and sale of any of such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the particular series of shares for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of that series. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which that series of shares itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A (File No. 2-98326) relating to such offering and sale.

                                                     Very truly yours,

                                                     /s/ ROPES & GRAY /s/

                                                     Ropes & Gray